Exhibit 33.1

Genworth Life & Annuity
6610 West Broad Street
Richmond, VA 23230

Management Assessment

Management of Genworth Life and Annuity Insurance Company (the Company) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission for the Genworth Global Funding Trusts (the Platform) except for servicing criteria 1, 2, 3(ii), 3(iii), 3(iv) and 4, which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2006. Appendix A identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.

The Company’s management has assessed the effectiveness of the Company’s compliance with the applicable servicing criteria as of and for the year ended December 31, 2006. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the year ended December 31, 2006, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d)(3)(i) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform. The Company has determined all other requirements listed in Item 1122(d) as being inapplicable to the activities it performs with respect to the asset-backed securities transactions being serviced.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2006.

/s/ John A. Zelinske
John A. Zelinske
Vice President and Controller

March 29, 2007

Appendix A

Genworth Global Funding Trust 2005-A

Genworth Global Funding Trust 2006-A

Genworth Global Funding Trust 2006-B

Genworth Global Funding Trust 2006-C

Genworth Global Funding Trust 2006-D

Genworth Global Funding Trust 2006-E

Genworth Global Funding Trust 2006-F

Genworth Global Funding Trust 2006-G